EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
East West Bancorp, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-128828, 333-46718, 333-54538, 333-113478, 333-118677, 333-96193, 333-156567, 333-150353, and 333-161891) on Form S-3 and (Nos. 333-85330, 333-91554, 333-105292, 333-88527, 333-88529 and 333-56468) on Form S-8 of East West Bancorp, Inc. of our report dated August 27, 2010, with respect to the statement of assets acquired and liabilities assumed by East West Bank (a wholly owned subsidiary of  East West Bancorp, Inc.), pursuant to the Purchase and Assumption Agreement, dated June 11, 2010, which report appears in the August 27, 2010 Current Report on Form 8-K/A of East West Bancorp, Inc.

/s/ KPMG LLP

Los Angeles, California
August 27, 2010